Exhibit 99.1

CITI TRENDS ANNOUNCES RECORD SECOND QUARTER 2020 RESULTS

Second quarter total sales increased 18.2% to $216 million and comparable sales in reopened stores increased 32.2% exceeding expectations

Gross margin increased 390 bps to 41.2% driven by full-priced sales

Operating margin expanded to 12.2% compared to 0.1% in the prior year period

Earnings per share of $1.90 compared to $0.03 in the second quarter of 2019

Strong liquidity with cash and investments at $147 million at the end of the quarter

SAVANNAH, GA (August 20, 2020) — Citi Trends, Inc. (NASDAQ: CTRN), the leading value retailer of apparel, accessories and home goods primarily for African American families in the United States, today reported results for the second quarter ended August 1, 2020.

Financial Highlights – 13-week second quarter ended August 1, 2020

•	Total sales increased 18.2% to $216.2 million compared to $182.8 million in the second quarter of 2019

•	Comparable store sales for reopened stores from their respective opening dates increased 32.2%

•	Gross margin increased 390 bps to 41.2% compared to 37.3% in the second quarter of 2019, reflecting strong full-price selling and fewer markdowns

•	Selling, general and administrative expenses decreased 8.5% year-over-year due to proactive actions taken by the Company in response to COVID-19

•	Operating income was $26.4 million compared to $0.2 million in the second quarter of 2019, for an operating margin of 12.2% compared to 0.1%

•	Net income was $19.9 million compared to $0.4 million in the second quarter of 2019

•	Earnings per share was $1.90 compared to $0.03 in the second quarter of 2019

•	Cash and investments, inclusive of $41.6 million of borrowings on the Company’s line of credit, of $146.7 million at the end of the second quarter, compared to $82.2 million at the end of the second quarter last year

•	Quarter-end inventory decreased 28.4% compared to the end of the second quarter of 2019

Chief Executive Officer Comments

David Makuen, Chief Executive Officer, commented, “While the operating environment was unlike anything we’ve seen, I am very pleased with our team’s resiliency and ability to adapt to changing conditions as we continue to prioritize the health and safety of our employees and the communities we serve. To that end, we safely reopened all of our stores by July 18th, with customer response to our reopenings exceeding our prior expectations, including a comparable store sales increase for reopened stores of 32.2% and an impressive total sales gain of 18.2%. Our performance was driven by full-priced selling, resulting in record gross margin, operating income and earnings per share, and is reflective of the loyalty of our customers, the strength of our brand, our on-trend assortment and our value proposition, combined with the federal government stimulus that was present during the entire quarter. I want to reiterate my appreciation for all of our associates in our stores and distribution centers, as well as our home office teams, for their dedication and commitment during these unprecedented times.”

Makuen continued, “The decisive actions we took at the height of the pandemic to bolster our liquidity allowed us to act quickly and opportunistically purchase sought-after goods and establish dozens of new vendor relationships to further enhance our apparel, accessory and home merchandise categories. These actions, coupled with the fact that the majority of our highly appealing merchandise assortment was sold at full price, resulted in strong second quarter cash generation. Our liquidity is strong with $146.7 million in cash and investments at quarter-end. We also exited the second quarter in a very clean inventory position, down 28.4% compared to the prior year. Looking forward, our teams are keenly focused on building upon the success we experienced in the second quarter.”

Guidance

With two and half weeks into the fiscal 2020 third quarter, the Company is navigating through macro changes in the consumer landscape, including unpredictable and non-traditional back-to-school timing and learning methods and the ongoing uncertainties stemming from the COVID-19 pandemic. As a result, the Company’s customer traffic as measured via comparable store transactions in the first two weeks of August has been soft. While it is still very early in the quarter, the Company is encouraged by the stability of its non-back-to-school related businesses and the increase in average basket size relative to the same weeks of the prior year. The Company believes once it is beyond the traditional back-to-school selling season that customer traffic trends will normalize.

The Company is estimating a fiscal 2020 third quarter comparable store sales range of negative mid-single digits to flat with continued gross margin expansion building on momentum from the second quarter. This estimate is subject to potential consumer and marketplace volatility due to the COVID-19 pandemic and changes to the consumer landscape described above and therefore may change as the quarter progresses.

Due to the uncertainty surrounding the impact of the COVID-19 pandemic on the business environment, consumer behavior and the Company’s business operations, the Company is not providing any further guidance at this time until the effects of the pandemic can be better assessed.

Reiterates Long-Term Strategic Plan

As the Company navigates the current times and returns to a version of normal, its vision remains the same – Citi Trends aspires to be a leader in the value retailing space, one of few multi-category, off-price retailers focused primarily on the African American market. The Company provides a differentiated assortment of basics, fashion, trends and sought-after brands at amazing prices.

The Company’s second quarter results demonstrated its ability to significantly improve core operational metrics. Citi Trends is now stronger than ever and is excited to execute on its long-term strategic plan by focusing on the following four core areas:

•	Merchandise: Optimizing the apparel and non-apparel assortment with newness, trends, brands and extreme value, resulting in increased margins, faster turns and lower inventories

•	Supply Chain: Improving supply chain throughput with a focus on lowering processing costs and speeding up deliveries to stores

•	Stores: Pursuing real estate and fleet improvement opportunities driven by new store growth and remodels

•	Data: Leveraging data and technology to create a culture of insights-driven decision-making centered on the customer and key operational functions to drive enterprise performance

The Company anticipates that as the country normalizes, and assuming no further complications from the COVID-19 pandemic, that it will return to executing on its three-year strategic plan to increase earnings per share at a compounded annual growth rate of 20% to 25%.

CitiCARESSM Council Update

Operating stores predominantly in Black communities, Citi Trends has a special interest in doing its part to address the indelible racism in our communities across the country and advance the cause of justice and racial equality. The Company has a long-standing commitment to provide a safe and welcoming space for customers and associates where their differences and diversities are respected and celebrated. It prides itself on being a good neighbor. Now more than ever, the Company recognizes that it is time to speak up for our neighbors and stand together with others to support the fight against racism.

As previously announced, in June 2020, Citi Trends formed the “CitiCARESSM Council” made up of a diverse set of individuals that will create and oversee initiatives of change. This council will define how Citi Trends will move forward, together with communities across the country, to contribute to elevating humanity to a place of peace and inclusion so that families of color experience equality wherever they may walk, work, shop and carry out their lives. Most recently, Citi Trends visited with Mayor Jacob Frey of Minneapolis to plan a successful rebuilding of the Company’s Lake Street store. We will provide further updates on the activities of the council in the coming months.

Investor Conference Call and Webcast

Citi Trends will host a conference call today at 9:00 a.m. ET. The number to call for the live interactive teleconference is (212) 231-2902. A replay of the conference call will be available until August 27, 2020, by dialing (402) 977-9140 and entering the passcode, 21967245.

The live broadcast of Citi Trends' conference call will be available online at the Company's website, www.cititrends.com, under the Investor Relations section, beginning today at 9:00 a.m. ET. The online replay will follow shortly after the call and will be available for replay for one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends that have occurred after quarter-end. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of fashion apparel, accessories and home goods for the entire family. The Company operates 579 stores located in 33 states. Citi Trends’ website address is www.cititrends.com. CTRN-G

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding the Company’s future financial results and position, business policy and plans, objectives of management for future operations and our intentions and ability to pay dividends and complete any share repurchase authorizations, are forward-looking statements that are subject to material risks and uncertainties. The words "believe," "may," "could," "plans," "estimate," "continue," "anticipate," "intend," "expect," “upcoming,” “trend” and similar expressions, as they relate to the Company, are intended to identify forward-looking statements, although not all forward-looking statements contain such language. Statements with respect to earnings, sales or new store guidance are forward-looking statements. Investors are cautioned that any such forward-looking statements are subject to the finalization of the Company’s quarter-end financial and accounting procedures, are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Actual results or developments may differ materially from those included in the forward-looking statements as a result of various factors which are discussed in the Company’s filings with the Securities and Exchange Commission, including those set forth under the heading “Item 1A. Risk Factors” in the Company’s Form 10-K for the fiscal year ended February 1, 2020. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, the impact of potential global health emergencies such as COVID-19 (coronavirus), including potential negative impacts on the global economy and foreign sourcing, the duration of the COVID-19 outbreak, actions that may be taken by governmental authorities to contain the COVID-19 outbreak or to treat its impact, the impacts of COVID-19 on the Company's financial condition, business operation and liquidity, including the potential closure of any of the Company’s retail stores and distribution centers, growth risks, consumer spending patterns, competition within the industry, competition in our markets and the ability to anticipate and respond to fashion trends. Any forward-looking statements by the Company, with respect to guidance, the Company’s intention to declare and pay dividends, the repurchase of shares pursuant to a share repurchase program, or otherwise, are intended to speak only as of the date such statements are made. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

CITI TRENDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Thirteen Weeks Ended	Thirteen Weeks Ended
	August 1, 2020	August 3, 2019
	(unaudited)	(unaudited)
Net sales	$216,151	$182,830

Cost of sales (exclusive of depreciation shown separately below)	(127,147)	(114,612)
Selling, general and administrative expenses	(57,623)	(62,989)
Depreciation	(4,933)	(4,607)
Asset impairment	-	(472)
Income from operations	26,448	150
Interest income	14	414
Interest expense	(377)	(40)
Income before income taxes	26,085	524
Income tax expense	(6,218)	(147)
Net income	$19,867	$377

Basic net income per common share	$1.90	$0.03
Diluted net income per common share	$1.90	$0.03

Weighted average number of shares outstanding
Basic	10,451	11,882
Diluted	10,458	11,882

	Twenty-Six Weeks Ended	Twenty-Six Weeks Ended
	August 1, 2020	August 3, 2019
	(unaudited)	(unaudited)
Net sales	$332,275	$387,862

Cost of sales (exclusive of depreciation shown separately below)	(211,517)	(242,850)
Selling, general and administrative expenses	(111,699)	(126,436)
Depreciation	(9,879)	(9,221)
Asset impairment	(286)	(472)
Income (loss) from operations	(1,106)	8,883
Interest income	231	793
Interest expense	(540)	(78)
Income (loss) before income taxes	(1,415)	9,598
Income tax benefit (expense)	390	(1,433)
Net income (loss)	$(1,025)	$8,165

Basic net income (loss) per common share	$(0.10)	$0.68
Diluted net income (loss) per common share	$(0.10)	$0.68

Weighted average number of shares outstanding
Basic	10,447	11,929
Diluted	10,447	11,944

CITI TRENDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands)

	August 1, 2020	August 3, 2019
	(unaudited)	(unaudited)
Assets:
Cash and cash equivalents	$146,741	$27,425
Short-term investment securities	5	37,776
Inventory	94,545	132,050
Prepaid and other current assets	17,902	17,719
Property and equipment, net	61,923	54,843
Operating lease right of use assets	171,711	152,932
Long-term investment securities	-	16,976
Other noncurrent assets	7,997	7,927
Total assets	$500,824	$447,648

Liabilities and Stockholders' Equity:
Accounts payable	$77,679	$71,303
Accrued liabilities	28,938	25,327
Current operating lease liabilities	46,777	41,976
Other current liabilities	724	1,671
Revolving credit facility	41,600	-
Noncurrent operating lease liabilities	139,877	118,102
Other noncurrent liabilities	1,772	1,869
Total liabilities	337,367	260,248

Total stockholders' equity	163,457	187,400
Total liabilities and stockholders' equity	$500,824	$447,648